Exhibit 99.1

Resources Connection, Inc. Reports Financial Results for Third Quarter Fiscal 2023

– Revenue Exceeds High End of Outlook Range –

– Nearly 200 Basis Point Pay/Bill Spread Improvement Drives Gross Margin to 10-Year Third Quarter High –

IRVINE, Calif.--(BUSINESS WIRE)--April 4, 2023--Resources Connection, Inc. (Nasdaq: RGP) (the “Company”), a global consulting firm, today announced financial results for its fiscal third quarter ended February 25, 2023.

Third Quarter Fiscal 2023 Highlights Compared to the Prior Year Quarter:

  Revenue of $186.8 million compared to $204.6 million, which included $6.7 million of revenue attributed to taskforce, which was divested at the beginning of fiscal 2023
  Same-day constant currency revenue, a non-GAAP measure, declined 4.1% excluding taskforce
  Gross margin improved by 80 basis points to 38.3%
  Selling, general and administrative expenses (“SG&A”) of $59.4 million, including $1.7 million of technology transformation costs, or 31.8% of revenue, up 390 basis points
  Net income of $7.0 million (net income margin of 3.8%), including goodwill impairment charge of $3.0 million related to Sitrick, compared to $19.4 million (net income margin of 9.5%)
  Diluted earnings per common share of $0.21 compared to $0.58
  Adjusted EBITDA, a non-GAAP measure, was $16.6 million, or an 8.9% Adjusted EBITDA margin, compared to 11.0% previously
  Cash dividends declared of $0.14 per share consistent with prior year quarter
  Paid down $20.0 million of remaining outstanding debt
  Available financial liquidity was $278.1 million, up from $224.0 million at fiscal year-end 2022

Management Commentary

“We delivered solid financial results while continuing to invest in the future, especially in light of the challenging macroeconomic conditions. We are particularly pleased with our progress related to value-based pricing, enabling us to achieve our highest third quarter gross margin performance in over 10 years,” said Kate W. Duchene, chief executive officer. “While clients are taking longer with buying decisions related to new projects, we have seen the number of extensions on existing engagements increase significantly and our overall pipeline remains healthy. This is an indication that our consultants are providing exceptional value, and RGP is a trusted partner to help our clients execute their most important initiatives especially during times of uncertainty. We continue to make investments in our on-demand talent platform and digital consulting capabilities to align with the emerging and dominant trends in the world of work. When the buying environment improves, we believe we will be well positioned to capture the pent-up demand as we continue to enhance long-term shareholder value.”

Third Quarter Fiscal 2023 Results

The Company’s revenue performance in the third quarter of fiscal 2023 exceeded the high end of the Company’s outlook range. Revenue of $186.8 million decreased by $17.8 million, or 8.7% compared to the third quarter of fiscal 2022. Revenue in the third quarter of fiscal 2022 included $6.7 million of revenue attributable to taskforce, which was divested at the beginning of fiscal 2023. Excluding such revenue from taskforce and on a constant currency basis, revenue decreased by 4.1%, reflecting softening in the macroeconomic environment. On a comparable basis (i.e. excluding taskforce), the decrease in revenue was primarily due to a 7.4% decline in billable hours, partially offset by an increase in the average bill rate of 1.6% (or 3.1% on constant currency basis) during the third quarter of 2023.

Gross margin for the third quarter of fiscal 2023 was 38.3%, up from 37.5% in the third quarter of fiscal 2022. The increase was primarily due to a 190 basis point improvement in pay/bill ratio driven by ongoing efforts to enhance pricing while offering competitive consultant wages. This improvement in the pay/bill ratio in the third quarter of fiscal 2023 was partially offset by an increase in consultant holiday pay resulting from the addition of Martin Luther King Jr. Day as an official Company holiday in fiscal 2023, as well as higher self-insured medical costs.

SG&A for the third quarter of fiscal 2023 was $59.4 million, or 31.8% of revenue, compared to $57.1 million, or 27.9% of revenue, for the third quarter of fiscal 2022. The increase in SG&A year over year included a $1.3 million increase in technology transformation costs as the Company continued to execute on its technology implementation project and a $1.1 million foreign exchange gain in the prior year quarter related to the dissolution of a number of foreign legal entities in connection with the Company’s restructuring efforts in Europe.

During the third quarter, the Company completed a goodwill impairment analysis for its Sitrick operating segment, a strategic and crisis communications business acquired in 2009. As a result of that analysis, Sitrick recorded a non-cash impairment charge of $3.0 million in the third quarter of fiscal 2023.

Income tax benefit was near zero (effective tax benefit rate less than 0.1%), compared to an income tax benefit of $2.2 million (effective tax benefit rate of 12.7%) in the prior year quarter. The effective tax benefit rate for the third quarter of fiscal 2022 was attributed largely to a non-recurring tax benefit of $2.6 million from the dissolution of the Company’s French entity, and a tax benefit of $4.9 million from the release of a valuation allowance in a specific European entity. The effective tax benefit rate for the third quarter of fiscal 2023 was attributed largely to a tax benefit of $1.9 million from the release of a valuation allowance in two European entities.

Net income was $7.0 million (net income margin of 3.8%) for the third quarter of fiscal 2023, compared to $19.4 million (net income margin of 9.5%) in the prior year quarter, primarily due to softer topline revenue in the third quarter of fiscal 2023, higher SG&A as the Company continued to execute on its technology implementation project to drive efficiency in the long term and the one-time goodwill impairment charge related to Sitrick. Despite continued challenges posed by the macro environment, the Company delivered a solid Adjusted EBITDA margin of 8.9% in the third quarter.

RESOURCES CONNECTION, INC. SUMMARY OF CONSOLIDATED FINANCIAL RESULTS (In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	February 25	February 26	February 25	February 26
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$186,777	$204,609	$591,194	$587,987
Direct cost of services	115,170	127,815	353,770	361,020
Gross profit	71,607	76,794	237,424	226,967
Selling, general and administrative expenses	59,371	57,090	172,335	165,365
Goodwill impairment	2,955	-	2,955	-
Amortization expense	1,275	1,321	3,743	3,608
Depreciation expense	885	882	2,652	2,694
Income from operations	7,121	17,501	55,739	55,300
Interest expense, net	147	307	662	744
Other income	(43)	(35)	(381)	(653)
Income before income tax (benefit) expense	7,017	17,229	55,458	55,209
Income tax (benefit) expense	(2)	(2,192)	12,867	8,561
Net income	$7,019	$19,421	$42,591	$46,648

Net income per common share:
Basic	$0.21	$0.59	$1.27	$1.42
Diluted	$0.21	$0.58	$1.24	$1.39

Weighted-average number of common and common equivalent shares outstanding:
Basic	33,466	32,738	33,418	32,951
Diluted	34,149	33,375	34,245	33,556

Cash dividends declared per common share	$0.14	$0.14	$0.42	$0.42

Revenue by Geography
Revenue
North America	$163,790	$173,569	$519,994	$492,602
Europe	10,176	17,856	31,752	56,642
Asia Pacific	12,811	13,184	39,448	38,743
Total consolidated revenue	$186,777	$204,609	$591,194	$587,987

Cash dividend
Total cash dividends paid	$4,708	$4,715	$14,076	$13,965

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET, today, April 4, 2023. A live webcast of the call will be available on the Events section of the Company’s Investor Relations website. To access the call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time by visiting the Events section of the Company’s Investor Relations website.

About RGP

RGP is a global consulting firm focused on project execution services that power clients’ operational needs and change initiatives utilizing on-demand, experienced and diverse talent. As a next-generation human capital partner for our clients, we specialize in co-delivery of enterprise initiatives typically precipitated by business transformation, strategic transactions or regulatory change. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’ and partners’ success. Our unique approach to workforce strategy strongly positions us to help our clients transform their businesses and workplaces, especially at a time when high-quality talent is increasingly scarce and the usage of a flexible workforce to execute transformational projects has become the dominant operating model. Our mission as an employer is to connect our team members to meaningful opportunities that further their career ambitions within the context of a supportive talent community of dedicated professionals. With approximately 4,100 professionals collectively engaged with 2,100 clients around the world from nearly 40 physical practice offices and multiple virtual offices, we are their partner in delivering on the “now of work.” Headquartered in Irvine, California, RGP is proud to have served 87% of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding our growth and operational plans, the competitiveness of our business model, our ability to capture demand when the buying environment improves, and expectations regarding our continued growth and ability to deliver increased stockholder value. These statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include, but are not limited to, the following: risks related to an economic downturn or deterioration of general macroeconomic conditions (including recessionary pressures, decreases in consumer spending power or confidence and significant uncertainty in the global economy and capital markets resulting from rising inflation, volatility in energy and commodity prices, the impact of the Russia-Ukraine war, increasing diplomatic and trade friction between the U.S. and China and related supply chain issues), risks arising from epidemic diseases or pandemics, potential adverse effects to our and our clients’ liquidity and financial performances from bank failures or other events affecting financial institutions, the highly competitive nature of the market for professional services, risks related to the loss of a significant number of our consultants, or an inability to attract and retain new consultants, the possible impact on our business from the loss of the services of one or more key members of our senior management, risks related to potential significant increases in wages or payroll-related costs, our ability to secure new projects from clients, our ability to achieve or maintain a suitable pay/bill ratio, our ability to compete effectively in the competitive bidding process, risks related to unfavorable provisions in our contracts which may permit our clients to, among other things, terminate the contracts partially or completely at any time prior to completion, our ability to realize the level of benefit that we expect from our restructuring initiatives, risks that our recent digital expansion and technology transformation efforts may not be successful, our ability to build an efficient support structure as our business continues to grow and transform, our ability to grow our business, manage our growth or sustain our current business, our ability to serve clients internationally, additional operational challenges from our international activities including due to social, political, regulatory, legal and economic risks in the countries and regions in which we operate, possible disruption of our business from our past and future acquisitions, the possibility that our recent rebranding efforts may not be successful, our potential inability to adequately protect our intellectual property rights, risks that our computer hardware and software and telecommunications systems are damaged, breached or interrupted, risks related to the failure to comply with data privacy laws and regulations and the adverse effect it may have on our reputation, results of operations or financial condition, our ability to comply with governmental, regulatory and legal requirements and company policies, the possible legal liability for damages resulting from the performance of projects by our consultants or for our clients’ mistreatment of our personnel, risks arising from changes in applicable tax laws or adverse results in tax audits or interpretations, the possible adverse effect on our business model from the reclassification of our independent contractors by foreign tax and regulatory authorities, the possible difficulty for a third party to acquire us and resulting depression of our stock price, the operating and financial restrictions from our credit facility, risks related to the variable rate of interest in our credit facility, the possibility that we are unable to or elect not to pay our quarterly dividend payment, and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 28, 2022 and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on the forward-looking statements included herein, which speak only as of the date of this press release. We do not intend, and undertake no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, unless required by law to do so.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures to assess our financial and operating performance that are not defined by, or calculated in accordance with, GAAP. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the Consolidated Statements of Operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

  Same-day constant currency revenue is adjusted for the following items:
    Currency impact. In order to remove the impact of fluctuations in foreign currency exchange rates, the Company calculates same-day constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period.
    Business days impact. In order to remove the fluctuations caused by comparable periods having a different number of business days, the Company calculates same-day revenue as current period revenue (adjusted for currency impact) divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. The number of business days in each respective period is provided in the “Number of Business Days” section of the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below.
  EBITDA is calculated as net income before amortization expense, depreciation expense, interest and income taxes.
  Adjusted EBITDA is calculated as EBITDA plus or minus stock-based compensation expense, technology transformation costs, goodwill impairment, restructuring costs, and contingent consideration adjustments. Adjusted EBITDA at the segment level excludes certain shared corporate administrative costs that are not practical to allocate.
  Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue.
  Cash tax rate excludes the non-cash tax impact of stock option expirations, non-cash tax impact of valuation allowances on international deferred tax assets, and other non-cash tax items.
  Adjusted income tax expense is calculated based on the Company’s cash tax rates (as defined above).
  Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus or minus the per share impact of stock-based compensation expense, technology transformation costs, goodwill impairment, restructuring costs, contingent consideration adjustments, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP financial measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for revenue, net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our revenue, profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RESOURCES CONNECTION, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except number of business days)

	Three Months Ended		Nine Months Ended
Revenue by Geography	February 25,	February 26,	February 25,	February 26,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
North America
As reported (GAAP)	$163,790	$173,569	$519,994	$492,602
Currency impact	(196)		(171)
Business days impact	-		-
Same-day constant currency revenue	$163,594		$519,823

Europe
As reported (GAAP) (1)	$10,176	$17,856	$31,752	$56,642
Currency impact	824		4,198
Business days impact	642		736
Same-day constant currency revenue	$11,642		$36,686

Asia Pacific
As reported (GAAP)	$12,811	$13,184	$39,448	$38,743
Currency impact	1,230		4,704
Business days impact	433		471
Same-day constant currency revenue	$14,474		$44,623

Total Consolidated
As reported (GAAP) (1)	$186,777	$204,609	$591,194	$587,987
Currency impact	1,858		8,731
Business days impact	1,075		1,207
Same-day constant currency revenue	$189,710		$601,132

Number of Business Days
North America (2)	61	61	186	186
Europe (3)	59	63	187	192
Asia Pacific (3)	59	62	183	186
(1)

Total consolidated revenue and Europe revenue as reported under GAAP include taskforce revenue of zero and $6.7 million for the three months ended February 25, 2023 and February 26, 2022, respectively, and $0.2 million and $19.9 million for the nine months ended February 25, 2023 and February 26, 2022, respectively.

(2)	This represents the number of business days in the United States.

(3)	The business days in international regions represents the weighted average number of business days.

RESOURCES CONNECTION, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts and percentages)

	Three Months Ended
	February 25,	% of	February 26,	% of
Adjusted EBITDA	2023	Revenue	2022	Revenue
	(Unaudited)		(Unaudited)
Net income	$7,019	3.8%	$19,421	9.5%
Adjustments:
Amortization expense	1,275	0.7	1,321	0.6
Depreciation expense	885	0.4	882	0.4
Interest expense, net	147	0.1	307	0.2
Income tax benefit	(2)	-	(2,192)	(1.1)
EBITDA	9,324	5.0	19,739	9.6
Stock-based compensation expense	2,609	1.4	2,202	1.1
Technology transformation costs (1)	1,737	0.9	461	0.2
Goodwill impairment (2)	2,955	1.6	-	-
Restructuring costs (3)	(9)	-	67	0.1
Adjusted EBITDA	$16,616	8.9%	$22,469	11.0%

Adjusted Diluted Earnings per Common Share
Diluted earnings per common share, as reported	$0.21		$0.58
Stock-based compensation expense	0.08		0.07
Technology transformation costs (1)	0.05		0.01
Goodwill impairment (2)	0.09		-
Restructuring costs (3)	-		-
Income tax impact of adjustments	(0.06)		(0.01)
Adjusted diluted earnings per common share	$0.37		$0.65

Adjusted Provision for Income Taxes and Cash Tax Rate
Income tax benefit	$(2)		$(2,192)
Effect of non-cash tax items:
Stock option expirations	(5)		84
Valuation allowance on international deferred tax assets	2,188		6,698
Net uncertain tax position adjustments	(14)		(15)
Other adjustments	1		669
Adjusted provision for income taxes	$2,168		$5,244

Effective tax rate	0.0%		(12.7%)
Total effect of non-cash tax items on effective tax rate	30.9%		43.2%
Cash tax rate	30.9%		30.5%
(1)

Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management system. Such costs primarily include software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(2)	Goodwill impairment charge recognized during the three months ended February 25, 2023 was related to the Sitrick operating segment.

(3)

The Company substantially completed our global restructuring and business transformation plan (the “Restructuring Plans”) in fiscal 2021. Substantially all the remaining accrued restructuring liability on the books related to employee termination costs was either paid or released as of February 25, 2023.

RESOURCES CONNECTION, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts and percentages)

	Nine Months Ended
	February 25,	% of	February 26,	% of
	2023	Revenue	2022	Revenue
	(Unaudited)		(Unaudited)
Net income	$42,591	7.2%	$46,648	7.9%
Adjustments:
Amortization expense	3,743	0.6	3,608	0.6
Depreciation expense	2,652	0.4	2,694	0.5
Interest expense, net	662	0.1	744	0.1
Income tax expense	12,867	2.3	8,561	1.5
EBITDA	62,515	10.6	62,255	10.6
Stock-based compensation expense	7,375	1.2	5,851	1.0
Technology transformation costs (1)	4,476	0.8	690	0.1
Goodwill impairment (2)	2,955	0.5	-	-
Restructuring costs (3)	(364)	(0.1)	807	0.2
Contingent consideration adjustment	-	-	166	-
Adjusted EBITDA	$76,957	13.0%	$69,769	11.9%

Adjusted Diluted Earnings per Common Share
Diluted earnings per common share, as reported	$1.24		$1.39
Stock-based compensation expense	0.22		0.17
Technology transformation costs (1)	0.13		0.02
Goodwill impairment (2)	0.09		-
Restructuring costs (3)	(0.01)		0.02
Contingent consideration adjustment	-		-
Income tax impact of adjustments	(0.12)		(0.05)
Adjusted diluted earnings per common share	$1.55		$1.55

Adjusted Provision for Income Taxes and Cash Tax Rate
Income tax expense	$12,867		$8,561
Effect of non-cash tax items:
Stock option expirations	(22)		(162)
Valuation allowance on international deferred tax assets	1,631		7,262
Net uncertain tax position adjustments	(38)		(30)
Other adjustments	273		654
Adjusted provision for income taxes	$14,711		$16,285

Effective tax rate	23.2%		15.5%
Total effect of non-cash tax items on effective tax rate	3.3%		14.0%
Cash tax rate	26.5%		29.5%
(1)

Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management system. Such costs primarily include software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(2)	The effect of the goodwill impairment charge recognized during the nine months ended February 25, 2023 was related to the Sitrick operating segment.

(3)

The Company substantially completed the Restructuring Plans in fiscal 2021. Substantially all the remaining accrued restructuring liability on the books related to employee termination costs was either paid or released as of February 25, 2023.

Segment Results

On May 31, 2022, the Company divested taskforce – Management on Demand GmbH, and its wholly owned subsidiary skillforce – Executive Search GmbH, a German professional services firm operating under the taskforce brand (“taskforce”). Since the third quarter of fiscal 2021, the business operated by taskforce, along with its parent company, Resources Global Professionals (Germany) GmbH, an affiliate of the Company, represented an operating segment of the Company and was reported as a part of Other Segments. Effective May 31, 2022, the Company’s operating segments consist of RGP and Sitrick. Prior-period comparative segment information was not restated as a result of the divestiture of taskforce as the Company did not have a change in internal organization or the financial information that the Chief Operating Decision Maker uses to assess performance and allocate resources.

RGP is the Company’s only operating segment that meets the quantitative threshold of a reportable segment. Sitrick does not individually meet the quantitative threshold to qualify as a reportable segment. Therefore, Sitrick is disclosed in Other Segments.

The following table discloses the Company’s revenue and Adjusted EBITDA by segment for each of the periods presented (in thousands):

	Three Months Ended		Nine Months Ended
	February 25,	February 26,	February 25,	February 26,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Revenue:
RGP	$184,270	$195,251	$582,849	$557,584
Other Segments (1)	2,507	9,358	8,345	30,403
Total revenue	$186,777	$204,609	$591,194	$587,987

Adjusted EBITDA:
RGP	$25,320	$30,656	$101,331	$91,833
Other Segments (1)	113	579	761	2,817
Reconciling items (2)	(8,817)	(8,766)	(25,135)	(24,881)
Total Adjusted EBITDA (3)	$16,616	$22,469	$76,957	$69,769
(1)

Amounts reported in Other Segments for the three and nine months ended February 25, 2023 include Sitrick and an immaterial amount from taskforce from May 29, 2022 through May 31, 2022, the completion date of the sale. Amounts previously reported for the three and nine months ended February 26, 2022 included the Sitrick and taskforce operating segments.

(2)

Reconciling items are generally comprised of unallocated corporate administrative costs, including management and board compensation, corporate support function costs and other general corporate costs that are not allocated to segments.

(3)	A reconciliation of the Company’s net income to Adjusted EBITDA on a consolidated basis is presented in the tables on page 7 and 8.

RESOURCES CONNECTION, INC. SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION (In thousands, except consultant headcount and average rates)

	February 25,	May 28,
SELECTED BALANCE SHEET INFORMATION:	2023	2022
	(Unaudited)
Cash and cash equivalents	$103,905	$104,224
Accounts receivable, net of allowance for doubtful accounts	$143,584	$153,154
Total assets	$532,320	$581,473
Current liabilities	$102,090	$124,322
Long-term debt	$-	$54,000
Total liabilities	$125,485	$209,024
Total stockholders’ equity	$406,835	$372,449

	Nine Months Ended
	February 25,	February 26,
SELECTED CASH FLOW INFORMATION:	2023	2022
	(Unaudited)	(Unaudited)
Cash flow -- operating activities	$63,878	$22,676
Cash flow -- investing activities	$1,548	$(2,363)
Cash flow -- financing activities	$(64,327)	$(10,444)

	Three Months Ended
	February 25,	February 26,
SELECTED OTHER INFORMATION:	2023	2022
	(Unaudited)	(Unaudited)
Consultant headcount, end of period	3,164	3,445
Average bill rate (1)	$129	$128
Average pay rate (1)	$62	$64
Common shares outstanding, end of period	33,625	33,105
(1)

Rates represent the weighted average bill rates and pay rates across the countries in which we operate. Such weighted average rates are impacted by the mix of our business across the geographies as well as fluctuations in currency rates. Constant currency average bill and pay rates using the same exchange rates in the third quarter of fiscal 2022 were $131 and $62, respectively.

Contacts

Investor Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
Jennifer.Ryu@rgp.com

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com